Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000
Xerox Reports Second-Quarter 2017 Earnings

•	GAAP EPS from continuing operations of 63 cents, adjusted EPS of 87 cents

•	Total revenue of $2.57 billion, down 8.1 percent or 6.4 percent in constant currency year-over-year

•	Adjusted operating margin of 13.3 percent, up 0.4 points year-over-year

•	Operating cash flow of $343 million from continuing operations, up $84 million from the same period in 2016

•	Affirms full-year revenue, cash flow and operating margin guidance; narrows EPS guidance

•	Financial Statements for prior periods revised to reflect the equity income impact from the Fujifilm investigation of Fuji Xerox accounting practices

NORWALK, Conn., August 1, 2017 - Xerox (NYSE: XRX) today announced its second-quarter 2017 financial results.

“We are pleased with the strong operating margins and cash flow we delivered, as well as the continued progress on our Strategic Transformation initiatives,” said Jeff Jacobson, Xerox chief executive officer. “This resulted in solid operating results despite revenue declines, which were driven by lower equipment sales as we transition to the recently launched ConnectKey portfolio.” Jacobson added, “The new product line-up has been met with enthusiasm by customers, partners and industry experts, fueling our confidence in improving revenue trends later this year and into next.”

The company delivered second-quarter 2017 GAAP earnings per share (EPS) from continuing operations of 63 cents, reflecting its one-for-four reverse stock split on June 14, 2017. Adjusted EPS was 87 cents, which excludes 24 cents per share of after-tax costs related to the amortization of intangibles, restructuring and related costs, and certain retirement related costs.

Revenues were $2.57 billion in the quarter, down 8.1 percent or 6.4 percent in constant currency. Post sale revenue was 79 percent of total revenue.

Second-quarter adjusted operating margin was 13.3 percent, up 0.4 percentage points from the same quarter a year ago.

	EPS from continuing operations	Gross Margin	SAG as % of Revenue	Tax Rate
GAAP Better/(Worse) Year-over-Year	$0.63 ($0.12)	40.2% 0.4 pts	25.0% (0.3) pts	22.3% (12.9) pts
Adjusted Better/(Worse) Year-over-Year	$0.87 ($0.11)	40.7% 0.5 pts	24.3% (0.1) pts	27.0% (8.5) pts

Xerox generated operating cash flow of $343 million from continuing operations during the second quarter and ended the period with a cash balance of $1.25 billion. The company returned $68 million in dividends to shareholders.

Full-Year 2017 Guidance
The company narrowed its full-year 2017 guidance of GAAP EPS from continuing operations to $1.84 to $2.08 and adjusted EPS to $3.20 to $3.44.

Xerox continues to expect to generate operating cash flow from continuing operations of $700 to $900 million and free cash flow from continuing operations of $525 to $725 million in 2017.

Fuji Xerox Accounting Review
Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation, in which Xerox holds a noncontrolling 25% equity interest. During the second quarter, a review by an independent investigation committee of the appropriateness of the accounting practices at Fuji Xerox related to the recovery of receivables associated with certain bundled leasing transactions in Fuji Xerox’s New Zealand and Australian subsidiaries was completed. The review identified that total adjustments of approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate of 111.89 at March 31, 2017) were required to Fuji Xerox’s results for the period 2009 through 2017. Xerox determined that its share of that amount was approximately $90 million. Although Xerox determined that the impact to its equity income was immaterial to its previously issued financial statements, the cumulative correction would have a material effect on the company’s current year consolidated financial statements. Accordingly, Xerox will revise its previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Prior period amounts throughout this release have been adjusted to incorporate the revised amounts, where applicable.

About Xerox
Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work - and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe - in more than 160 countries - our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•
Adjusted EPS, for the second quarter 2017 as well as for the full-year 2017 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement related costs and other discrete adjustments.

•	Adjusted operating margin, for the second quarter 2017, which excludes other expenses, net in addition to the EPS adjustments noted above and includes equity income.

•	Adjusted Gross Margin and SAG (Selling, Administrative and General) as a percent of Revenue for the second quarter 2017, which excludes certain retirement related costs.

•	Constant currency revenue growth for the second quarter 2017, which excludes the effects of currency translation.

•	Free cash flow for the full-year 2017 guidance, which is operating cash flow from continuing operations less capital expenditures including internal use software.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

section and other sections of our 2016 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. On April 20, 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified additional adjustments from the amount initially disclosed by Fujifilm bringing the total aggregate adjustments to approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The increase in adjustments related to subsequent findings by the IIC in their investigation primarily related to misstatements at Fuji Xerox's Australian subsidiary, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in Japan on July 31, 2017, and our review of this matter is substantially completed. Although we are not aware of any issues that will cause further adjustments to our financial statements, Xerox continues to finalize its review of this matter and additional issues may be identified that may require adjustments to the amount and timing of charges that we have already recognized as part of our revision. In addition, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views visit http://twitter.com/xerox, http://www.linkedin.com/company/xerox, http://connect.blogs.xerox.com, http://www.facebook.com/XeroxCorp, http://www.youtube.com/XeroxCorp.

Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2017	2016	2017	2016
Revenues
Sales	$1,010	$1,126	$1,946	$2,129
Services, maintenance and rentals	1,483	1,585	2,925	3,114
Financing	74	82	150	165
Total Revenues	2,567	2,793	5,021	5,408
Costs and Expenses
Cost of sales	619	696	1,186	1,310
Cost of services, maintenance and rentals	884	953	1,784	1,903
Cost of financing	33	32	66	65
Research, development and engineering expenses	106	119	224	245
Selling, administrative and general expenses	643	691	1,307	1,392
Restructuring and related costs	40	47	160	147
Amortization of intangible assets	15	16	29	30
Other expenses, net	34	48	88	93
Total Costs and Expenses	2,374	2,602	4,844	5,185
Income before Income Taxes & Equity Income(1)	193	191	177	223
Income tax expense	43	18	19	16
Equity in net income of unconsolidated affiliates	20	26	60	60
Income from Continuing Operations	170	199	218	267
Loss from discontinued operations, net of tax	—	(38)	(6)	(73)
Net Income	170	161	212	194
Less: Net income attributable to noncontrolling interests	4	3	6	5
Net Income Attributable to Xerox	$166	$158	$206	$189

Amounts Attributable to Xerox:
Net income from continuing operations	$166	$196	$212	$262
Loss from discontinued operations, net of tax	—	(38)	(6)	(73)
Net Income Attributable to Xerox	$166	$158	$206	$189

Basic Earnings (Loss) per Share(2):
Continuing operations	$0.64	$0.75	$0.81	$0.99
Discontinued operations	—	(0.15)	(0.03)	(0.29)
Total Basic Earnings per Share	$0.64	$0.60	$0.78	$0.70
Diluted Earnings (Loss) per Share(2):
Continuing operations	$0.63	$0.75	$0.80	$0.98
Discontinued operations	—	(0.15)	(0.02)	(0.28)
Total Diluted Earnings per Share	$0.63	$0.60	$0.78	$0.70
____________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.
(2) Reflects our one-for-four reverse stock split that became effective on June 14, 2017. See "Financial Review" section.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Net income	$170	$161	$212	$194
Less: Net income attributable to noncontrolling interests	4	3	6	5
Net Income Attributable to Xerox	166	158	206	189

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	204	(82)	337	107
Unrealized (losses) gains, net	(14)	24	(6)	33
Changes in defined benefit plans, net	(29)	20	(3)	(92)
Other Comprehensive Income (Loss), Net	161	(38)	328	48
Less: Other comprehensive (loss) income, net attributable to noncontrolling interests	—	(1)	1	(1)
Other Comprehensive Income (Loss), Net Attributable to Xerox	161	(37)	327	49

Comprehensive Income, Net	331	123	540	242
Less: Comprehensive income, net attributable to noncontrolling interests	4	2	7	4
Comprehensive Income, Net Attributable to Xerox	$327	$121	$533	$238

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,246	$2,223
Accounts receivable, net	1,037	961
Billed portion of finance receivables, net	84	90
Finance receivables, net	1,278	1,256
Inventories	944	841
Assets of discontinued operations	—	1,002
Other current assets	389	619
Total current assets	4,978	6,992
Finance receivables due after one year, net	2,341	2,398
Equipment on operating leases, net	464	475
Land, buildings and equipment, net	636	660
Investments in affiliates, at equity	1,398	1,294
Intangible assets, net	286	290
Goodwill	3,893	3,787
Deferred tax assets, long-term	1,481	1,472
Other long-term assets	690	683
Total Assets	$16,167	$18,051
Liabilities and Equity
Short-term debt and current portion of long-term debt	$765	$1,011
Accounts payable	1,202	1,126
Accrued compensation and benefits costs	373	420
Unearned income	191	187
Liabilities of discontinued operations	—	1,002
Other current liabilities	883	908
Total current liabilities	3,414	4,654
Long-term debt	4,236	5,305
Pension and other benefit liabilities	2,281	2,240
Post-retirement medical benefits	676	698
Other long-term liabilities	188	193
Total Liabilities	10,795	13,090

Convertible Preferred Stock	214	214

Common stock	254	254
Additional paid-in capital	3,875	3,858
Retained earnings	5,004	4,934
Accumulated other comprehensive loss	(4,010)	(4,337)
Xerox shareholders’ equity	5,123	4,709
Noncontrolling interests	35	38
Total Equity	5,158	4,747
Total Liabilities and Equity	$16,167	$18,051

Shares of common stock issued and outstanding	254,170	253,594

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net income	$170	$161	$212	$194
Loss from discontinued operations, net of tax	—	38	6	73
Income from continuing operations	170	199	218	267
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	135	144	268	286
Provision for receivables	10	11	23	24
Provision for inventory	7	6	12	15
Net (gain) loss on sales of businesses and assets	(1)	3	(1)	(17)
Undistributed equity in net income of unconsolidated affiliates	10	5	(30)	(29)
Stock-based compensation	12	7	25	17
Restructuring and asset impairment charges	33	43	143	141
Payments for restructurings	(67)	(24)	(127)	(45)
Defined benefit pension cost	37	33	99	76
Contributions to defined benefit pension plans	(23)	(34)	(46)	(68)
Increase in accounts receivable and billed portion of finance receivables	(63)	(111)	(140)	(160)
Collections of deferred proceeds from sales of receivables	51	74	99	133
(Increase) decrease in inventories	(30)	7	(88)	(92)
Increase in equipment on operating leases	(50)	(68)	(102)	(130)
Decrease in finance receivables	69	21	134	85
Collections on beneficial interest from sales of finance receivables	5	7	11	15
Decrease (increase) in other current and long-term assets	14	46	(43)	9
Decrease in accounts payable and accrued compensation	(21)	(90)	—	(166)
(Decrease) increase in other current and long-term liabilities	—	(50)	3	(114)
Net change in income tax assets and liabilities	5	10	(36)	(22)
Net change in derivative assets and liabilities	44	(66)	99	(49)
Other operating, net	(4)	86	12	170
Net cash provided by operating activities of continuing operations	343	259	533	346
Net cash used in operating activities of discontinued operations	(15)	(82)	(95)	(194)
Net cash provided by operating activities	328	177	438	152
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(13)	(27)	(30)	(46)
Proceeds from sales of land, buildings and equipment	—	1	1	20
Cost of additions to internal use software	(8)	(11)	(17)	(24)
Acquisitions, net of cash acquired	(65)	—	(76)	(18)
Other investing, net	9	3	10	4
Net cash used in investing activities of continuing operations	(77)	(34)	(112)	(64)
Net cash used in investing activities of discontinued operations	—	(33)	—	(128)
Net cash used in investing activities	(77)	(67)	(112)	(192)
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	—	(3)	(1,324)	42
Common stock dividends	(64)	(78)	(145)	(149)
Preferred stock dividends	(4)	(6)	(10)	(12)
Proceeds from issuances of common stock	—	2	—	3
Repurchases related to stock-based compensation	(1)	—	(8)	—
Distributions to noncontrolling interests	(11)	(1)	(12)	(12)
Proceeds from Conduent	—	—	161	—
Other financing	—	(1)	—	(1)
Net cash used in financing activities	(80)	(87)	(1,338)	(129)

Effect of exchange rate changes on cash and cash equivalents	30	(8)	35	4
Increase in cash of discontinued operations	—	(18)	—	(20)
Increase (decrease) in cash and cash equivalents	201	(3)	(977)	(185)
Cash and cash equivalents at beginning of period	1,045	1,046	2,223	1,228
Cash and Cash Equivalents at End of Period	$1,246	$1,043	$1,246	$1,043

Financial Review
Reverse Stock Split
As a result of the spin-off of the company's business process outsourcing business, now Conduent Incorporated, Xerox's market capitalization was divided. Consequently, the company proposed a reverse stock split, which was intended to increase the per share trading price of Xerox common stock and to improve its liquidity and facilitate its trading. On May 23, 2017, the Board of Directors authorized the reverse stock split of outstanding Xerox common stock at a ratio of one-for-four shares, together with the proportionate reduction in the authorized shares of its common stock from 1,750,000,000 shares to 437,500,000 shares. Shareholder approval for the reverse stock split was obtained at the company's Annual Shareholders Meeting on May 23, 2017 and the reverse stock split became effective on June 14, 2017. At the effective time, every four shares of the company’s common stock that were issued and outstanding were automatically combined into one issued and outstanding share, without any change in par value of such shares. Accordingly, we reclassified $760 million from Common stock to Additional paid-in capital. The reverse stock split also correspondingly affected all outstanding Xerox equity awards and outstanding convertible securities.
All authorized, issued and outstanding stock and per share amounts contained within the accompanying Condensed Consolidated Financial Statements have been adjusted to reflect this reverse stock split for all prior periods presented.
Correction of Fuji Xerox Misstatement in Prior Period Financial Statements
Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. On April 20, 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain bundled leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. In first quarter 2017, Xerox's Equity in net income of unconsolidated affiliates included an out-of-period charge of approximately $30 million1, which represented our estimated share at that time of the cumulative Fujifilm adjustments from this initial review of JPY 22 billion (approximately $200 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89), as publicly disclosed by Fujifilm. In the first quarter 2017, the impact of this adjustment was not considered to be material to any of our previously issued financial statements nor was it considered to be material to Xerox's anticipated full year 2017 results.
The IIC’s review, completed during the second quarter 2017, subsequently identified additional adjustments from the amount initially disclosed by Fujifilm and recorded by Xerox in the first quarter 2017, bringing the total aggregate adjustments to approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The additional adjustments identified by the IIC during the second quarter 2017 primarily related to misstatements at Fuji Xerox's Australian subsidiary as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million2 and impacted our fiscal years 2009 through 2017.
Accordingly, in the second quarter 2017, we updated our previous materiality evaluation with the additional adjustments identified by the IIC during the second quarter 2017 and determined that the misstatements to our equity income in prior years and in first quarter 2017 continued to be immaterial to our previously issued financial statements. However, based on this updated evaluation, we concluded that the cumulative correction of these misstatements would have had a material effect on our current year consolidated financial statements. Accordingly, we will revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Certain of the corrections discussed above affected periods prior to fiscal year 2014, and this effect has been reflected as a cumulative, net of tax adjustment to reduce retained earnings as of January 1, 2014 by $69 million. The effect of the revision on our previously issued financial statements is provided in Appendix III. Amounts throughout this release have been adjusted to incorporate the revised amounts, where applicable.
_____________

(1)
The difference between the $30 million out-of-period adjustment recorded in the first quarter 2017 and the revision adjustment of $24 million in the revision table for the three months ended March 31, 2017 primarily relates to the additional adjustments subsequently identified as part of the IIC review as described above.

(2)
The difference between the aggregate revision to retained earnings and the $90 million impact at March 31, 2017 is primarily due to currency and the impact of adjustments recorded directly by Xerox in the first quarter 2017.

Separation Update
On December 31, 2016, Xerox Corporation completed the separation of its Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing (DT/DO) business (the “Separation”). The Separation was accomplished through the transfer of the BPO business into a new legal entity, Conduent Incorporated ("Conduent"), and then distributing one hundred percent (100%) of the outstanding common stock of Conduent to Xerox Corporation stockholders (the “Distribution”). Conduent is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “CNDT”. As a result of the Separation and Distribution, the BPO business is presented as a discontinued operation and, as such, has been excluded from continuing operations for all periods presented.
Segment Changes
Following the separation of the BPO business, we realigned our operations to better manage the business and serve our customers and the markets in which we operate. In 2017 we transitioned to a geographic focus and are primarily organized from a sales perspective on the basis of “go-to-market” sales channels. These sales channels are structured to serve a range of customers for our products and services. As a result of this transition and change in structure, we concluded that we have one operating and reportable segment - the design, development and sale of document management systems and solutions. Our chief executive officer was identified as the chief operating decision maker (“CODM”). All of the company’s activities are interrelated, and each activity is dependent upon and supportive of the other, including product development, supply chain and back-office support services. In addition, all significant operating decisions are largely based upon an analysis of Xerox at the consolidated level, including assessments related to the company’s incentive compensation plan, as well as at the Board level.

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Equipment sales	$546	$650	(16.0)%	(14.6)%	21%	23%
Post sale revenue	2,021	2,143	(5.7)%	(3.9)%	79%	77%
Total Revenue	$2,567	$2,793	(8.1)%	(6.4)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,010	$1,126	(10.3)%	(9.0)%
Less: Supplies, paper and other sales	(464)	(476)	(2.5)%	(1.3)%
Equipment Sales(1)	$546	$650	(16.0)%	(14.6)%

Services, maintenance and rentals	$1,483	$1,585	(6.4)%	(4.4)%
Add: Supplies, paper and other sales	464	476	(2.5)%	(1.3)%
Add: Financing	74	82	(9.8)%	(8.0)%
Post Sale Revenue(1)	$2,021	$2,143	(5.7)%	(3.9)%

North America	$1,534	$1,654	(7.3)%	(6.9)%	60%	59%
International	895	982	(8.9)%	(4.6)%	35%	35%
Other	138	157	(12.1)%	(12.1)%	5%	6%
Total Revenue(2)	$2,567	$2,793	(8.1)%	(6.4)%	100%	100%

Memo:
Managed Document Services(3)	$834	$887	(6.0)%	(3.9)%	32%	32%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems equipment sales to other sales, which are included in Post sale revenue.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $736 million in second quarter 2017 and $754 million in second quarter 2016, representing a decline of 2.4% including a 2.2-percentage point negative impact from currency.

Second quarter 2017 total revenues decreased 8.1% as compared to second quarter 2016, with a 1.7-percentage point negative impact from currency. Second quarter 2017 total revenues reflect the following:

•	Post sale revenue decreased 5.7% as compared to second quarter 2016, with a 1.8-percentage point negative impact from currency. Post sale revenue is comprised of the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS) offerings that transferred to Xerox from the Business Process Outsourcing (BPO) business upon Separation. These revenues declined 6.4%, with a 2.0-percentage point negative impact from currency; the decline at constant currency[1] reflected lower signings and installs in prior periods and the ongoing decline in page volumes.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues declined 2.5%, with a 1.2-percentage point negative impact from currency. The decline at constant currency[1] was driven by lower original equipment manufacturer (OEM) supplies as well as lower supplies demand consistent with lower equipment sales in prior periods.

◦
Financing revenue is generated from financed equipment sale transactions. The 9.8% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods, along with a 1.8-percentage point negative impact from currency.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Entry	$92	$102	(9.8)%	(8.6)%	17%	16%
Mid-range	342	415	(17.6)%	(16.3)%	63%	64%
High-end	106	126	(15.9)%	(13.9)%	20%	20%
Other	6	7	NM	NM	NM	NM
Equipment Sales(1)	$546	$650	(16.0)%	(14.6)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems equipment sales to other sales, which are included in Post sale revenue.

•
Equipment sales revenue decreased 16.0% as compared to second quarter 2016, with a 1.4-percentage point negative impact from currency. Revenue declined across all product areas and was impacted by price declines of approximately 5% (which were in-line with our historic impact). The decline in mid-range sales was in part due to the anticipated impact of the timing of new products further exacerbated by a slower roll-out associated with a large portfolio transition, and ongoing black-and-white revenue declines that reflected overall market decline trends; in addition, the second quarter of 2016 benefited from an earlier roll-out of the i-series product portfolio refresh. The decline in high-end sales reflected primarily lower revenues from our black-and-white systems, consistent with overall market decline trends, along with the impact of elevated partner sales in the prior year associated with drupa, and timing and delays related to the recent launch of the Versant entry production color system; these declines were partially mitigated by higher sales of our continuous feed inkjet systems. The decline in entry sales reflects lower OEM activity, and an unfavorable mix caused by higher install activity associated with new ConnectKey products that are at the lower end of the portfolio, as well as low-end printers in developing markets.

Revenue Metrics
Total Installs
Install activity includes Managed Document Services and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry2

•	24% increase in color multifunction devices, reflecting demand for recently launched products in this space.

•	10% increase in black-and-white multifunction devices, driven largely by higher activity for low-end printers in developing markets.
Mid-Range3

•	15% decrease in mid-range color installs, reflecting the transition to the new product portfolio partly offset by growth in developing markets.

•	14% decrease in mid-range black-and-white, reflecting overall market decline as well as the impact of transitioning to the new product portfolio partly offset by growth in developing markets.
High-End3

•	9% decrease in high-end color systems, as growth from continuous feed color and the recently launched Versant products was offset by a decline in iGen and older entry-production products.

•	34% decrease in high-end black-and-white systems reflects overall market decline and trends, and higher declines in North America.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Our reported signings mostly represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging Systems channel. Our signings, expressed in Total Contract Value (TCV), were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2017	2016	% Change	CC % Change	2017	2016	% Change	CC % Change
Signings	$643	$700	(8.1)%	(6.5)%	$1,155	$1,266	(8.8)%	(7.1)%
____________________________
Note: TCV is the estimated total contractual revenue related to signed contracts.
Second quarter 2017 signings decreased 8.1% from second quarter 2016, with a 1.6-percentage point unfavorable impact from currency, reflecting a lower contribution from new business. On a trailing twelve month (TTM) basis, signings decreased 9.8% from the comparable prior year period, with a 4.5-percentage point unfavorable impact from currency.
New business TCV declined 35.2% from second quarter 2016, with a 1.6-percentage point unfavorable impact from currency. New business TCV for the six months ended June 30, 2017 decreased 24.3% from the prior year period, with a 1.9-percentage point unfavorable impact from currency. On a TTM basis, new business TCV decreased 27.3% from the comparable prior year period, with a 3.7-percentage point unfavorable impact from currency; this performance is the result of ongoing competitive pressure in the market as well as the timing of new products amplified by the longer sales cycles in this area of the business.
Renewal rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Second quarter 2017 contract renewal rate was 86%, an increase of 4-percentage points as compared to our full year 2016 renewal rate of 82%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	Reported			Adjusted(1)
(in millions)	2017	2016	B/(W)	2017	2016	B/(W)
Gross Profit	$1,031	$1,112	$(81)	$1,045	$1,124	$(79)
RD&E	106	119	13	102	113	11
SAG	643	691	48	624	677	53

Equipment Gross Margin	28.5%	29.9%	(1.4) pts.	N/A	N/A	N/A
Post sale Gross Margin	43.3%	42.9%	0.4 pts.	44.0%	43.4%	0.6 pts.
Total Gross Margin	40.2%	39.8%	0.4 pts.	40.7%	40.2%	0.5 pts.
RD&E as a % of Revenue	4.1%	4.3%	0.2 pts.	4.0%	4.0%	- pts.
SAG as a % of Revenue	25.0%	24.7%	(0.3) pts.	24.3%	24.2%	(0.1) pts.

Pre-tax Income	$193	$191	$2	N/A	N/A	N/A
Pre-tax Income Margin	7.5%	6.8%	0.7 pts.	N/A	N/A	N/A
Adjusted Operating Profit	N/A	N/A	N/A	342	361	(19)
Adjusted Operating Margin	N/A	N/A	N/A	13.3%	12.9%	0.4 pts.

Memo:
Non-service retirement-related costs	$37	$32	$(5)	N/A	N/A	N/A
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure. In fourth quarter 2016, we began to include Equity in net income of unconsolidated affiliates in the calculation of adjusted operating income and margin. Prior periods have been restated accordingly to conform to current year presentation.

Pre-tax Income Margin
Second quarter 2017 pre-tax income margin of 7.5% increased 0.7-percentage points as compared to second quarter 2016. The increase was primarily driven by cost and expense reduction (net of higher non-service retirement related costs), that outpaced the rate of revenue decline, along with lower interest expense, included in Other expenses, net, and lower restructuring.
Adjusted1 Operating Margin
Second quarter 2017 adjusted1 operating margin of 13.3% increased 0.4-percentage points as compared to second quarter 2016. The improvement was driven primarily by cost productivity and savings from strategic transformation, including restructuring savings, that outpaced the rate of revenue decline. Those improvements were partly offset by adverse transaction currency of 1.0-percentage point.
Gross Margin
Second quarter 2017 gross margin of 40.2% increased by 0.4-percentage points compared to second quarter 2016. On an adjusted1 basis, gross margin of 40.7% increased by 0.5-percentage points. This performance reflects cost savings from strategic transformation and cost productivity, partly offset by adverse transaction currency of 1.0-percentage point.

Second quarter 2017 equipment gross margin of 28.5% decreased 1.4-percentage points as compared to second quarter 2016, as a result of adverse transaction currency and pricing, along with an unfavorable mix towards entry sales, that more than offset product cost productivity.

Second quarter 2017 post sale gross margin of 43.3% increased 0.4-percentage points as compared to second quarter 2016. On an adjusted1 basis, post sale gross margin of 44.0% improved 0.6-percentage points, as a result of cost savings from strategic transformation, including restructuring, which more than offset the pace of revenue decline and the impact of adverse transaction currency.
Research, Development and Engineering Expenses (RD&E)
Second quarter 2017 RD&E as a percentage of revenue of 4.1% decreased 0.2-percentage points from second quarter 2016. On an adjusted1 basis, RD&E was 4.0% of revenue and was flat compared to second quarter 2016.
RD&E of $106 million decreased by $13 million compared to second quarter 2016. On an adjusted1 basis, RD&E of $102 million decreased by $11 million and reflected savings from strategic transformation including restructuring savings and the transfer of resources to Electronics for Imaging (EFI), a third party print server supplier. We strategically coordinate our R&D investments with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 25.0% increased by 0.3-percentage points from second quarter 2016. On an adjusted1 basis, SAG was 24.3% of revenue and increased 0.1-percentage points, reflecting the impact of lower revenues only partly mitigated by productivity and cost savings from strategic transformation.
SAG of $643 million was $48 million lower than second quarter 2016. On an adjusted1 basis, SAG of $624 million decreased $53 million, including an approximate $13 million favorable impact from currency and reflecting primarily cost savings, including savings from restructuring, as well as a decrease in selling expenses related to lower incentives and marketing expenses consistent with lower revenues. Bad debt expense of $9 million was $1 million lower and remained at less than one percent of receivables.
Non-Service Retirement-Related Costs
Non-service retirement-related costs were $5 million higher than second quarter 2016, primarily driven by higher losses from pension settlements.
Restructuring and Related Costs
Restructuring and related costs of $40 million include restructuring and asset impairment charges of $33 million as well as $7 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
Second quarter 2017 net restructuring and asset impairment charges of $33 million included $50 million of severance costs related to headcount reductions of approximately 500 employees worldwide and $1 million of lease cancellation costs. The second quarter 2017 actions impacted several functional areas, with approximately 35% focused on gross margin improvements, approximately 60% on SAG reductions, and the remainder focused on

RD&E optimization. These costs were partially offset by $18 million of net reversals for changes in estimated reserves from prior period initiatives, primarily reflecting unanticipated attrition and other job changes prior to the completion of certain restructuring initiatives as well as a $5 million favorable adjustment on the early termination of the lease for the corporate airplane.
During second quarter 2016 restructuring and related costs were $47 million which included restructuring and asset impairment charges of $43 million as well as $4 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
Second quarter 2016 net restructuring and asset impairment charges of $43 million included $51 million of severance costs related to headcount reductions of approximately 850 employees worldwide and $1 million of lease cancellation costs. The second quarter 2016 actions impacted several functional areas, with approximately 40% focused on gross margin improvements, approximately 50% on SAG reductions and approximately 10% focused on RD&E optimization. These costs were partially offset by $4 million of net reversals for changes in estimated reserves from prior period initiatives, as well as a gain of $5 million from the sale of real estate impaired in prior periods.
The restructuring reserve balance as of June 30, 2017 for all programs was $151 million, of which $148 million is expected to be spent over the next twelve months.
We expect to incur additional restructuring and related costs of approximately $35 million in third quarter 2017 for actions and initiatives that have not yet been finalized. For full-year 2017, we expect to incur restructuring and related costs of approximately $225 million.
Amortization of Intangible Assets
Second quarter 2017 amortization of intangible assets of $15 million was $1 million lower than second quarter 2016.
Worldwide Employment
Worldwide employment was approximately 36,900 as of June 30, 2017 and decreased by approximately 700 from December 31, 2016. The reduction is primarily due to the impact of restructuring and productivity-related reductions.
Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2017	2016
Non-financing interest expense	$24	$42
Interest income	(2)	(2)
(Gains) losses on sales of businesses and assets	(1)	3
Currency losses (gains), net	1	(1)
Litigation matters	2	—
Loss on sales of accounts receivable	3	4
All other expenses, net	7	2
Total other expenses, net	$34	$48

Non-financing interest expense
Second quarter 2017 non-financing interest expense of $24 million was $18 million lower than second quarter 2016. When combined with financing interest expense (Cost of financing), total interest expense declined by $17 million from second quarter 2016 primarily due to a lower debt balance reflecting the repayment of approximately $1.3 billion of debt in the first quarter 2017.
Income Taxes
Second quarter 2017 effective tax rate was 22.3%. On an adjusted1 basis, second quarter 2017 tax rate was 27.0%. Both rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.

Second quarter 2016 effective tax rate was 9.4%. On an adjusted1 basis, second quarter 2016 tax rate was 18.5%. These rates were lower than the U.S. statutory tax rate primarily due to the redetermination of certain unrecognized tax positions upon conclusion of several audits, as well as foreign tax credits resulting from anticipated dividends from our foreign subsidiaries. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement-related costs, separation costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 25% to 28% for full year 2017.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2017 equity income of $20 million decreased by $6 million compared to second quarter 2016, including $2 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring. As noted earlier, we have revised Equity in net income of unconsolidated affiliates for all applicable prior periods presented throughout this document (see Appendix III).
Net Income from Continuing Operations
Second quarter 2017 net income from continuing operations attributable to Xerox was $166 million, or $0.63 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $227 million, or $0.87 per diluted share. Second quarter 2017 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs.
Second quarter 2016 net income from continuing operations attributable to Xerox was $196 million, or $0.75 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $257 million, or $0.98 per diluted share. Second quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs.
The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the second quarter adjustments to net income. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Discontinued Operations
Business Process Outsourcing (BPO):
As previously noted, on December 31, 2016, Xerox completed the Separation of its BPO business through the Distribution of all of the issued and outstanding stock of Conduent to Xerox Corporation stockholders. As a result of the Separation and Distribution, the financial position and results of operations of the BPO Business are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented.
Separation costs were $28 million for the three months ended June 30, 2016, and are included in Loss from discontinued operations, net of tax, in the accompanying Condensed Consolidated Statements of Income.
Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended June 30,
(in millions)	2017	2016
Revenue	$—	$1,597

Cost of services	—	1,343
Other expenses(1)	—	300
Total costs and expenses	—	1,643

Net loss before income taxes	—	(46)
Income tax benefit	—	8
Loss from discontinued operations, net of tax	$—	$(38)
____________________________
(1) 2016 includes $28 million of separation costs and $6 million of interest on the $1.0 billion Senior Unsecured Term Facility, which was required to be repaid upon completion of the Separation and therefore was reported in the loss from discontinued operations.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 10%, while Entry black-and-white multifunction devices increased 4%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 15%, and High-end color systems decreased 14%.

Capital Resources and Liquidity
The following summarizes our cash and cash equivalents:

	Three Months Ended June 30,
(in millions)	2017	2016	Change
Net cash provided by operating activities of continuing operations	$343	$259	$84
Net cash used in operating activities of discontinued operations	(15)	(82)	67
Net cash provided by operating activities	328	177	151

Net cash used in investing activities of continuing operations	(77)	(34)	(43)
Net cash used in investing activities of discontinued operations	—	(33)	33
Net cash used in investing activities	(77)	(67)	(10)

Net cash used in financing activities	(80)	(87)	7

Effect of exchange rate changes on cash and cash equivalents	30	(8)	38
Increase in cash of discontinued operations	—	(18)	18
Increase (decrease) in cash and cash equivalents	201	(3)	204
Cash and cash equivalents at beginning of period	1,045	1,046	(1)
Cash and Cash Equivalents at End of Period	$1,246	$1,043	$203
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $343 million in second quarter 2017. The $84 million increase in operating cash from second quarter 2016 was primarily due to the following:

•	$69 million increase in accounts payable and accrued compensation primarily related to the year-over-year timing of vendor payments.

•	$46 million increase from finance receivables primarily related to a higher level of run-off due to lower originations.

•	$25 million increase from accounts receivable primarily due to a higher impact from sales of receivables as well as lower revenues.

•	$18 million increase due to lower placements of equipment on operating leases reflecting decreased installs.

•	$11 million increase from lower pension contributions.

•	$43 million decrease from higher restructuring payments.

•	$37 million decrease from inventory primarily due to a lower volume of supplies sales and the impact of new product launches.

•	$30 million decrease due to higher tax payments.
Cash Flows from Investing Activities
Net cash used in investing activities of continuing operations was $77 million in second quarter 2017. The $43 million change from second quarter 2016 was primarily due to the following:

•	$65 million decrease related to the acquisition of MT Business Technologies, Inc. in 2017.

•	$17 million increase due to lower capital expenditures (including internal use software).
Cash Flows from Financing Activities
Net cash used in financing activities was $80 million in second quarter 2017. The $7 million increase in cash from second quarter 2016 was primarily due to the following:

•	$16 million increase due to lower common and preferred stock dividends.

•	$10 million decrease due to higher distributions to noncontrolling interests.

Debt and Customer Financing Activities

The following summarizes our debt:

(in millions)	June 30, 2017	December 31, 2016
Principal debt balance(1)	$5,047	$6,349
Net unamortized discount	(38)	(43)
Debt issuance costs	(29)	(21)
Fair value adjustments(2)
- terminated swaps	16	27
- current swaps	5	4
Total Debt	$5,001	$6,316
____________________________

(1)	Includes Notes Payable of $5 million and $4 million as of June 30, 2017 and December 31, 2016, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Separation Debt Activity
In connection with the Separation, Conduent made a cash distribution of approximately $1.8 billion to Xerox in fourth quarter 2016. Xerox used a portion of the cash distribution proceeds to repay its $1.0 billion Senior Unsecured Term Facility in January 2017, which was required to be repaid upon completion of the Separation. This $1.0 billion of cash and debt was excluded from the Cash and cash equivalents and Total Debt at December 31, 2016, respectively, and was reported in Current Assets and Current Liabilities of discontinued operations at December 31, 2016, respectively. Interest expense associated with this borrowing incurred during 2016 was included in the Loss from discontinued operations, net of tax. Xerox used the balance of the proceeds received as well as cash on hand to repay its $500 million 6.75% Senior Notes and $500 million 2.95% Senior Notes that came due in first quarter 2017.
Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2017	December 31, 2016
Total finance receivables, net(1)	$3,703	$3,744
Equipment on operating leases, net	464	475
Total Finance Assets, net(2)	$4,167	$4,219
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2016 includes an increase of $128 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.

Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2017	December 31, 2016
Finance receivables debt(1)	$3,240	$3,276
Equipment on operating leases debt	406	416
Financing debt	3,646	3,692
Core debt	1,355	2,624
Total Debt	$5,001	$6,316
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable, without recourse, to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Of the accounts receivable sold and derecognized from our balance sheet, $548 million and $531 million remain uncollected as of June 30, 2017 and December 31, 2016, respectively. Our risk of loss following the sales of accounts receivable is limited to the outstanding deferred purchase price receivable. These receivables are included in Other current assets in the accompanying Condensed Consolidated Balance Sheets and were $57 million and $48 million at June 30, 2017 and December 31, 2016, respectively. Accounts receivable sales were as follows:

	Three Months Ended June 30,
(in millions)	2017	2016
Accounts receivable sales	$567	$582
Deferred proceeds	56	59
Loss on sales of accounts receivable	3	4
Estimated increase (decrease) to operating cash flows(1)	54	(11)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2016 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. On April 20, 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified additional adjustments from the amount initially disclosed by Fujifilm bringing the total aggregate adjustments to approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The increase in adjustments related to subsequent findings by the IIC in their investigation primarily related to misstatements at Fuji Xerox's Australian subsidiary, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in Japan on July 31, 2017, and our review of this matter is substantially completed. Although we are not aware of any issues that will cause further adjustments to our financial statements, Xerox continues to finalize its review of this matter and additional issues may be identified that may require adjustments to the amount and timing of charges that we have already recognized as part of our revision. In addition, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the second quarter 2017 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement-related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Other discrete, unusual or infrequent items: In addition, during the first quarter of 2017 we also excluded the following additional items given the discrete, unusual or infrequent nature of the items and their impact on our results for the period: 1) a loss on early extinguishment of debt; and 2) a benefit from the remeasurement of a tax matter related to a previously adjusted item. We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.

Adjusted Operating Income/Margin
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Operating income and margin also includes Equity in net income of unconsolidated affiliates. Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures (inclusive of internal use software) from cash flows from continuing operations. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2017		Three Months Ended June 30, 2016
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$166	$0.63	$196	$0.75
Adjustments:
Restructuring and related costs	40		47
Amortization of intangible assets	15		16
Non-service retirement-related costs	37		32
Income tax on adjustments(2)	(34)		(35)
Restructuring charges - Fuji Xerox	3		1
Adjusted	$227	$0.87	$257	$0.98
Dividends on preferred stock used in adjusted EPS calculation(3)		$—		$—
Weighted average shares for adjusted EPS(3)		263		262
Fully diluted shares at end of period(4)		263
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)
For those periods that exclude the preferred stock dividend the average shares for the calculations of diluted EPS include 7 million shares associated with our Series A or Series B convertible preferred stock, as applicable.

(4)
Represents common shares outstanding at June 30, 2017 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the second quarter 2017.

Effective Tax Rate reconciliation:

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$193	$43	22.3%	$191	$18	9.4%
Non-GAAP Adjustments(2)	92	34		95	35
Adjusted(3)	$285	$77	27.0%	$286	$53	18.5%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$193	$2,567	7.5%	$191	$2,793	6.8%
Adjustments:
Restructuring and related costs	40			47
Amortization of intangible assets	15			16
Non-service retirement-related costs	37			32
Equity in net income of unconsolidated affiliates	20			26
Restructuring charges - Fuji Xerox	3			1
Other expenses, net	34			48
Adjusted	$342	$2,567	13.3%	$361	$2,793	12.9%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations.

Key Financial Ratios reconciliation:

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
(in millions)	As Reported(1)	Non-service retirement- related costs	Adjusted	As Reported(1)	Non-service retirement- related costs	Adjusted
Total Revenue	$2,567	$—	$2,567	$2,793	$—	$2,793
Total Gross Profit	1,031	14	1,045	1,112	12	1,124
Post sale revenue	2,021	—	2,021	2,143	—	2,143
Post sale gross profit	875	14	889	919	12	931
RD&E	106	(4)	102	119	(6)	113
SAG	643	(19)	624	691	(14)	677

Total Gross Margin	40.2%		40.7%	39.8%		40.2%
Post sale Gross Margin	43.3%		44.0%	42.9%		43.4%
RD&E as a % of Revenue	4.1%		4.0%	4.3%		4.0%
SAG as a % of Revenue	25.0%		24.3%	24.7%		24.2%
____________________________

(1)	Revenue and costs from continuing operations.

Guidance:

Earnings per Share
FY 2017
GAAP EPS from Continuing Operations	$1.84 - $2.08
Non-GAAP Adjustments	1.36
Adjusted EPS from Continuing Operations	$3.20 - $3.44
____________________________
Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs and non-service retirement-related costs, as well as other discretely identified adjustments. Current GAAP range reflects an expected lower level of non-service retirement-related costs than originally anticipated at the beginning of the year.

Free Cash Flow
(in millions)	FY 2017 Estimated
Operating Cash Flows from Continuing Operations	$ 700 - 900
Less: Capital Expenditures (including Internal Use Software)	(175)
Free Cash Flows from Continuing Operations	$ 525 - 725

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$166	$196	$212	$262
Accrued dividends on preferred stock	(3)	(6)	(7)	(12)
Adjusted net income from continuing operations available to common shareholders	$163	$190	$205	$250
Net loss from discontinued operations attributable to Xerox	—	(38)	(6)	(73)
Adjusted net income available to common shareholders	$163	$152	$199	$177
Weighted average common shares outstanding	254,193	253,321	254,107	253,291
Basic Earnings (Loss) per Share:
Continuing operations	$0.64	$0.75	$0.81	$0.99
Discontinued operations	—	(0.15)	(0.03)	(0.29)
Total	$0.64	$0.60	$0.78	$0.70
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$166	$196	$212	$262
Accrued dividends on preferred stock	—	(6)	(7)	(12)
Adjusted net income from continuing operations available to common shareholders	$166	$190	$205	$250
Net loss from discontinued operations attributable to Xerox	—	(38)	(6)	(73)
Adjusted net income available to common shareholders	$166	$152	$199	$177
Weighted average common shares outstanding	254,193	253,321	254,107	253,291
Common shares issuable with respect to:
Stock options	—	205	—	209
Restricted stock and performance shares	2,275	1,979	2,190	1,789
Convertible preferred stock	6,742	—	—	—
Adjusted weighted average common shares outstanding	263,210	255,505	256,297	255,289
Diluted Earnings (Loss) per Share:
Continuing operations	$0.63	$0.75	$0.80	$0.98
Discontinued operations	—	(0.15)	(0.02)	(0.28)
Total	$0.63	$0.60	$0.78	$0.70
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	—	486	—	483
Restricted stock and performance shares	2,375	3,977	2,460	4,167
Convertible preferred stock	—	6,742	6,742	6,742
Total Anti-Dilutive Securities	2,375	11,205	9,202	11,392

Dividends per Common Share	$0.25	$0.31	$0.50	$0.62

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of two main go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).

APPENDIX III
Xerox Corporation
Correction of Fuji Xerox Misstatement in Prior Period Financial Statements

Revised Consolidated Statements of Income (Loss) and Non-GAAP Financial Measures
The following tables reconcile selected lines from the company’s first quarter of 2017 and fiscal years of 2016, 2015 and 2014 Consolidated Statements of Income (Loss) and applicable non-GAAP Operating Income/Margin reconciliations from the previously reported amounts to the revised amounts. The revision did not have an impact on the company's operating cash flows.

	Three Months Ended March 31, 2017			Year Ended December 31, 2016
(in millions)	As Reported	Adjustment (1)	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$16	$24	$40	$121	$6	$127
Income from Continuing Operations	24	24	48	627	6	633
Net Income (Loss)	18	24	42	(466)	6	(460)
Net Income (Loss) Attributable to Xerox	16	24	40	(477)	6	(471)

Net income from continuing operations attributable to Xerox	$22	$24	$46	$616	$6	$622

Basic Earnings (Loss) per Share:
Continuing operations	$0.07	$0.10	$0.17	$2.33	$0.03	$2.36
Total	$0.05	$0.09	$0.14	$(1.98)	$0.03	$(1.95)

Diluted Earnings (Loss) per Share:
Continuing operations	$0.07	$0.09	$0.16	$2.31	$0.02	$2.33
Total	$0.05	$0.09	$0.14	$(1.96)	$0.03	$(1.93)

Non-GAAP Measures
Adjusted Net Income	$154	$24	$178	$921	$6	$927
Adjusted EPS	$0.58	$0.09	$0.67	$3.50	$0.03	$3.53

Adjusted Operating Profit (2)	$250	$24	$274	$1,345	$6	$1,351
Adjusted Operating Margin	10.2%		11.2%	12.5%		12.5%
____________________________
(1) The difference between the $30 million out-of-period adjustment recorded in the first quarter 2017 and the revision adjustment of $24 million, primarily relates to the additional adjustments subsequently identified as part of the IIC review.
(2) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges. As reported Adjusted Operating Profit for the three months ended March 31, 2017 also reflects the reversal of the $30 million out-of-period adjustment recorded in the first quarter 2017.

	Year Ended December 31, 2015			Year Ended December 31, 2014
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$135	$(26)	$109	$160	$(18)	$142
Income from Continuing Operations	866	(26)	840	1,052	(18)	1,034
Net Income	492	(26)	466	1,036	(18)	1,018
Net Income Attributable to Xerox	474	(26)	448	1,013	(18)	995

Net income from continuing operations attributable to Xerox	$848	$(26)	$822	$1,029	$(18)	$1,011

Basic Earnings per Share:
Continuing operations	$3.10	$(0.10)	$3.00	$3.48	$(0.06)	$3.42
Total	$1.69	$(0.10)	$1.59	$3.43	$(0.06)	$3.37

Diluted Earnings per Share:
Continuing operations	$3.06	$(0.09)	$2.97	$3.43	$(0.06)	$3.37
Total	$1.67	$(0.09)	$1.58	$3.38	$(0.06)	$3.32

Non-GAAP Measures
Adjusted Net Income	$978	$(26)	$952	$1,148	$(18)	$1,130
Adjusted EPS	$3.55	$(0.10)	$3.45	$3.83	$(0.06)	$3.77

Adjusted Operating Profit (1)	$1,461	$(26)	$1,435	$1,688	$(18)	$1,670
Adjusted Operating Margin	12.7%		12.5%	13.3%		13.2%
__________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.

Revised Quarterly Results of Operations
The following tables reconcile selected lines from the company’s 2016 and 2015 quarterly Consolidated Statements of Income (Loss) from the previously reported amounts to the revised amounts:

	Three Months Ended March 31, 2016			Three Months Ended June 30, 2016
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$37	$(3)	$34	$22	$4	$26
Income from Continuing Operations	71	(3)	68	195	4	199
Net Income	36	(3)	33	157	4	161
Net Income Attributable to Xerox	34	(3)	31	154	4	158

Basic Earnings per Share:
Continuing operations	$0.25	$(0.01)	$0.24	$0.74	$0.01	$0.75
Total	$0.11	$(0.01)	$0.10	$0.59	$0.01	$0.60

Diluted Earnings per Share:
Continuing operations	$0.24	$(0.01)	$0.23	$0.73	$0.02	$0.75
Total	$0.11	$(0.01)	$0.10	$0.58	$0.02	$0.60

Non-GAAP Measures
Adjusted Net Income	$186	$(3)	$183	$253	$4	$257
Adjusted EPS	$0.70	$(0.01)	$0.69	$0.97	$0.01	$0.98

Adjusted Operating Profit (1)	$274	$(3)	$271	$357	$4	$361
Adjusted Operating Margin	10.5%		10.4%	12.8%		12.9%

	Three Months Ended September 30, 2016			Three Months Ended December 31, 2016
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$39	$1	$40	$23	$4	$27
Income from Continuing Operations	177	1	178	184	4	188
Net Income (Loss)	185	1	186	(844)	4	(840)
Net Income (Loss) Attributable to Xerox	182	1	183	(847)	4	(843)

Basic Earnings (Loss) per Share:
Continuing operations	$0.66	$—	$0.66	$0.69	$0.02	$0.71
Total	$0.69	$—	$0.69	$(3.37)	$0.02	$(3.35)

Diluted Earnings (Loss) per Share:
Continuing operations	$0.65	$0.01	$0.66	$0.68	$0.02	$0.70
Total	$0.68	$0.01	$0.69	$(3.32)	$0.02	$(3.30)

Non-GAAP Measures
Adjusted Net Income	$222	$1	$223	$260	$4	$264
Adjusted EPS	$0.84	$—	$0.84	$0.99	$0.01	$1.00

Adjusted Operating Profit (1)	$330	$1	$331	$384	$4	$388
Adjusted Operating Margin	12.6%		12.6%	14.0%		14.2%
____________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.

	Three Months Ended March 31, 2015			Three Months Ended June 30, 2015
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$34	$(18)	$16	$29	$(4)	$25
Income from Continuing Operations	189	(18)	171	210	(4)	206
Net Income	230	(18)	212	17	(4)	13
Net Income Attributable to Xerox	225	(18)	207	12	(4)	8

Basic Earnings per Share:
Continuing operations	$0.64	$(0.06)	$0.58	$0.73	$(0.01)	$0.72
Total	$0.79	$(0.07)	$0.72	$0.02	$(0.01)	$0.01

Diluted Earnings per Share:
Continuing operations	$0.63	$(0.06)	$0.57	$0.72	$(0.01)	$0.71
Total	$0.78	$(0.07)	$0.71	$0.02	$(0.01)	$0.01

Non-GAAP Measures
Adjusted Net Income	$229	$(18)	$211	$225	$(4)	$221
Adjusted EPS	$0.79	$(0.06)	$0.73	$0.80	$(0.02)	$0.78

Adjusted Operating Profit (1)	$343	$(18)	$325	$353	$(4)	$349
Adjusted Operating Margin	12.2%		11.6%	12.1%		11.9%

	Three Months Ended September 30, 2015			Three Months Ended December 31, 2015
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$40	$—	$40	$32	$(4)	$28
Income from Continuing Operations	206	—	206	261	(4)	257
Net (Loss) Income	(31)	—	(31)	276	(4)	272
Net (Loss) Income Attributable to Xerox	(34)	—	(34)	271	(4)	267

Basic (Loss) Earnings per Share:
Continuing operations	$0.75	$—	$0.75	$0.99	$(0.02)	$0.97
Total	$(0.16)	$—	$(0.16)	$1.05	$(0.02)	$1.03

Diluted (Loss) Earnings per Share:
Continuing operations	$0.75	$—	$0.75	$0.98	$(0.02)	$0.96
Total	$(0.16)	$—	$(0.16)	$1.04	$(0.02)	$1.02

Non-GAAP Measures
Adjusted Net Income	$239	$—	$239	$285	$(4)	$281
Adjusted EPS	$0.88	$—	$0.88	$1.09	$(0.01)	$1.08

Adjusted Operating Profit (1)	$372	$—	$372	$393	$(4)	$389
Adjusted Operating Margin	13.4%		13.4%	13.3%		13.2%
____________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.
NOTE: The sum of quarterly earnings per share may differ from the full-year amounts due to rounding, or in the case of diluted earnings per share, because securities that are anti-dilutive in certain quarters may not be anti-dilutive on a full year-year basis.